Exhibit 4.21

Date [●], 2010

DHT MARITIME, INC.

DHT HOLDINGS, INC.

- and -

OLE JACOB DIESEN

_____________________________________________

AGREEMENT FOR SERVICES
_____________________________________________

WATSON, FARLEY & WILLIAMS
London

INDEX

Clause	Page

1	DEFINITIONS AND INTERPRETATION	1

2	APPOINTMENT AND TERMINATION OF EMPLOYMENT	2

3	PERIOD OF APPOINTMENT	3

4	DUTIES OF THE CONSULTANT	3

5	COMPLIANCE	3

6	CONFIDENTIALITY	3

7	CONFLICTS OF INTEREST	4

8	NO EMPLOYMENT OR PARTNERSHIP	4

9	FEE	5

10	EXPENSES	5

11	COVENANTS	5

12	LIABILITY AND INDEMNITY	7

13	AUTHORITY	7

14	TERMINATION	7

15	EFFECT OF TERMINATION	7

16	NOTICES	8

17	ANCILLARY PROVISIONS	8

18	GOVERNING LAW AND JURISDICTION	9

SCHEDULE A SERVICES	10

SCHEDULE B WAIVER OF CLAIMS	11

Agreement for Services

THIS AGREEMENT is made on [●], 2010

BY AND AMONG:

(1)	DHT MARITIME, INC., whose registered office is at 26 New Street, St. Helier, Jersey JE23RA, Channel Islands;

(2)	DHT HOLDINGS, INC., whose registered office is at 26 New Street, St. Helier, Jersey JE23RA, Channel Islands; and

(3)	OLE JACOB DIESEN of Krags vei 10, 0783 Oslo, Norway

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise expressly requires, the following expressions shall have the following meanings:

“Agreement” means this Agreement;

“Appointment” means the appointment of the Consultant in accordance with this Agreement;

“Board” means the board of directors of Maritime (as defined below) and Holdings (as defined below) or any duly authorised committee thereof;

“Cause” means: (i) the Consultant’s failure to perform the Services; (ii)  the Consultant’s gross negligence, dishonesty or wilful misconduct in connection with his performance of the Services hereunder or any act or omission that is injurious to the financial condition or business reputation of the Company or any Group Company; or (iii) the Consultant’s breach of the provisions of Clauses 6, 7, and/or 11 of this Agreement;

“Commencement Date” means 1 April 2010;

“Company” means collectively, DHT Maritime, Inc., a company incorporated under the laws of the Republic of the Marshall Islands (“Maritime”) and DHT Holdings, Inc., a company incorporated under the laws of the Republic of the Marshall Islands (“Holdings”);

“Competitor” means any person that engages in any activity, or owns or controls a significant interest in any person that engages in any activity, in the voyage chartering and time chartering of crude oil tankers; provided that a Competitor shall not include any person who the Board has deemed, through its prior written approval, not to be a Competitor;

“Confidential Information” shall mean trade secrets and confidential or proprietary information, knowledge or data that is or will be used, developed, obtained or owned by the Company relating to the business, operations, products or services of the Company or of any customer, supplier, employee or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, the Company), operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, developments, methods, improvements, techniques, devices, products, know-how, processes, financial data, customer or supplier lists, contact persons, cost information, regulatory matters, employee information, accounting and business methods, trade secrets, copyrightable works and information with respect to any supplier, customer, employee or independent contractor of the Company, in each case whether patentable or unpatentable, whether or not reduced to writing or other tangible medium of expression and whether or not reduced to practice, and all similar and related information in any form; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by the Consultant in breach of this Agreement or in breach of any similar covenant made by the Consultant or any other duty of confidentiality;

“Consultant” means Ole Jacob Diesen of Krags vei 10, 0783 Oslo, Norway;

“Contract of Employment” means the employment contract entered into with effect from 16 April 2008 between Maritime as employer and the Consultant as employee and terminated under this Agreement;

“Disability” means the inability of the Consultant, due to illness, accident or any other physical or mental incapacity, to perform the Services in a normal manner for a period of 60 days (whether or not consecutive) during the Appointment.  The Board shall determine, on the basis of the facts then available, whether and when the Disability of the Consultant has occurred.  Such determination shall take into consideration the expert medical opinion of a physician mutually agreeable to the Company and the Consultant based upon such physician’s examination of the Consultant.  The Consultant agrees to make himself available for such examination upon the reasonable request of the Company;

“Fee” means the fee to be paid by the Company to the Consultant in accordance with Clause 6.1;

“Group” means the Group Companies collectively;

“Group Company” means the Company, any subsidiary of the Company, the holding company of the Company and any subsidiary of such holding company;

“holding company” and “subsidiary”  shall have the respective meanings ascribed to such expressions by section 1159 of the Companies Act 2006;

“Restricted Period” means a period commencing on the date of the Commencement Date and terminating one year from the date of termination of the Appointment for any reason.  The Restricted Period shall be deemed automatically extended by any period in which the Consultant is in violation of the provisions of Clauses 6, 7, and/or 11; and

“Services” means the services to be provided in accordance with Clause 2.2 as set out in Schedule 1.

1.2	The headings in this Agreement are for convenience only and are not to be used as an aid to construction of this Agreement.

1.3	Reference to provisions of statutes, rules or regulations shall be deemed to include references to such provisions as amended, modified or re-enacted from time to time.

2	APPOINTMENT AND TERMINATION OF EMPLOYMENT

2.1	The Company hereby engages the Consultant and the Consultant hereby accepts such engagement on the terms and conditions of this Agreement.

2.2	The Consultant shall be available to the Company for the provision of the Services.

2.3
The Consultant shall provide the Services at the location agreed between the Company and the Consultant.  In the event the parties do not agree, then the Consultant shall be directed to provide the Services from the Company’s registered offices in Jersey.

2.4
The Consultant shall not be required to provide the Services on 25 days per calendar year (pro-rated for any partial calendar year) or on any public holidays in his normal place of residence.  Days on which the Consultant shall not provide services in accordance with this Clause shall be taken at such reasonable time or times as the Board may approve.

2.5
It is agreed that the Consultant’s previous employment with the Company is terminated by mutual agreement with effect from the date of this Agreement and that the Consultant shall not be entitled to any of the benefits upon termination provided for in the Contract of Employment.

2.6
The termination of the Consultant’s employment shall not operate so as to trigger the provisions relating to vesting or forfeiture in the Award Agreements covering stock awards granted to him pursuant to the Contract of Employment and the Company's Long Term Incentive Plan.  References in the relevant Award Agreements to “termination of employment” in the provisions relating to vesting or forfeiture shall be read as a reference to the termination of the Appointment under this Agreement.

3	PERIOD OF APPOINTMENT

3.1
The Appointment shall commence on the Commencement Date and, subject to Clause 13, shall continue for a period of six months thereafter, following which it will terminate, unless terminated earlier on the expiry of not less than two weeks’ notice in writing given by the Company to the Consultant expiring at any time.

4	DUTIES OF THE CONSULTANT

4.1	The Consultant shall exercise all proper skill and care and proper professional and technical expertise and judgment in the performance of the Services.

4.2
The Consultant shall at all times keep the Board or any other persons as it may nominate promptly and fully informed (in writing if so requested) of his performance of the Services and provide such explanations as it may require in connection therewith.

4.3	The Consultant shall cooperate and, where required, work with any contractors doing business with the Company.

5	COMPLIANCE

5.1
The Services to be provided to the Company shall be provided by the Consultant in compliance with all relevant legislation, regulations, codes of practice, guidance and other requirements of any relevant government or governmental agency.  To the extent that such regulations are advisory rather than mandatory, the standard of compliance to be achieved by the Consultant shall be best practice of the relevant industry.

5.2	The Consultant shall acquaint himself with any working practices, rules or procedures applicable to any location where the Consultant is required to perform the Services.

6	CONFIDENTIALITY

6.1
The Consultant acknowledges that, in the performance of the Services hereunder, he may be given access to Confidential Information.  The Consultant agrees that all Confidential Information has been, is and will be the sole property of the Company and that the Consultant has no right, title or interest therein.  The Consultant shall not, without prejudice to his common law duties, directly or indirectly, disclose or cause or permit to be disclosed to any person, or utilize or cause or permit to be utilized, by any person, any Confidential Information acquired pursuant to the Appointment (whether acquired prior to or subsequent to the execution of this Agreement or the Commencement Date) or otherwise, except that the Consultant may (i) utilize and disclose Confidential Information as required in the performance of the Services hereunder in good faith, subject to any restriction, limitation or condition placed on such use or disclosure by the Company, and (ii) disclose Confidential Information to the extent required by applicable law or as ordered by a court of competent jurisdiction.

6.2
All notes, memoranda, records, tapes, discs, writings and designs of any Group Company or made or received by the Consultant relating to the business of any Group Company shall be and remain the property of the relevant Group Company and shall be handed over by the Consultant to the Company from time to time on demand, and in any event, upon the termination of the Appointment.

6.3
All memoranda, books, records, documents, papers, plans, information, letters, computer software and hardware, electronic records and other data relating to Confidential Information, whether prepared by the Consultant or otherwise, in the Consultant’s possession shall be and remain the exclusive property of the Company, and the Consultant shall not directly or indirectly assert any interest or property rights therein. Upon termination of the Appointment for any reason, and upon the request of the Company at any time, the Consultant will immediately deliver to the Company all such memoranda, books, records, documents, papers, plans, information, letters, computer software and hardware, electronic records and other data, and all copies thereof or therefrom, and the Consultant will not retain, or cause or permit to be retained, any copies or other embodiments of such materials.

7	CONFLICTS OF INTEREST

7.1
The Consultant shall immediately disclose any potential or actual conflict of interest to the Company which arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant.  The Consultant shall comply with the directions of the Company regarding the management and resolution of any potential conflict of interest.

7.2
During the Appointment, the Consultant shall not, directly or indirectly, without the prior consent of the Company (such consent not to be unreasonably withheld) engage in any employment or other activity that is competitive with or adverse to the business, practice or affairs of the Company or any Group Company, whether or not such activity is pursued for profit or other advantage, or that would conflict or interfere with the performance of the Services hereunder, provided that the Consultant may serve on civic or charitable boards or committees and serve as a non-employee member of a board of directors of a corporation as to which the Board has given its consent.  The Board has consented to the Consultant serving as a director in any of the companies of the I.M. Skaugen Group and any of the companies of the FSN Capital Group.  The Consultant shall resign from or terminate all positions, relationships and activities that would be inconsistent with the foregoing.

8	NO EMPLOYMENT OR PARTNERSHIP

8.1
This Agreement constitutes a contract for the provisions of services and nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employment, partnership or principal and agent between the Company (or any member of the Group).

8.2
The parties agree to use their best endeavours to ensure that the Services are not provided in a manner which might be anticipated to cause adverse tax consequences for either the Company or the Consultant.

9	FEE

9.1
The consideration for the provision of the Services to the Company by the Consultant shall be a monthly fee of US$50,000 payable monthly in arrears, on the last working day of each month against delivery of the Consultant's invoice setting out the fee.

9.2
The Company shall pay the Consultant within 14 days of receipt of each invoice by bank transfer to the Consultant's account at a bank to be nominated by the Consultant by written notice to the Company.

10	EXPENSES

10.1
There shall be refunded to the Consultant such sums as shall cover all reasonable out-of-pocket expenses wholly and exclusively incurred by him in the proper performance of the Group's business including, but not limited to, (i) expenses of entertainment, subsistence and travelling, which expenses shall be evidenced in such manner as the Board may from time to time require, and (ii) agreed accommodation costs of CHF 3,333 per calendar month.

11	COVENANTS

11.1
The Consultant acknowledges that the Company has expended substantial amounts of time, money and effort to develop business strategies, substantial customer and supplier relationships, goodwill, business and trade secrets, confidential information and intellectual property and to build an efficient organization and that the Company has a legitimate business interest and right in protecting those assets as well as any similar assets that the Company may develop or obtain following the Commencement Date.  The Consultant acknowledges and agrees that the restrictions imposed upon him under this Agreement are reasonable and necessary for the protection of such assets and that the restrictions set forth in this Agreement will not prevent the Consultant from earning an adequate and reasonable livelihood and supporting his dependants without violating any provision of this Agreement.  The Consultant further acknowledges that the Company would not have agreed to enter into this Agreement without the Consultant’s agreeing to enter into, and to honour the provisions and covenants of, Clauses 6, 7 and this Clause 11.  Therefore, the Consultant agrees that, in consideration of the Company’s entering into this Agreement and the Company’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged by the Consultant, the Consultant shall be bound by, and agrees to honour and comply with, the provisions and covenants contained in Clauses 6, 7 and this Clause 11 following the Commencement Date.

11.2	For purposes of Clauses 6, 7 and this Clause 11, the term “Company” includes the Company and each Group Company, and its and their predecessors, successors and assigns.

11.3
After the date hereof, the Consultant shall not, whether in writing or orally, criticize or disparage the Company, its business or any of its customers, clients, suppliers or vendors or any of its current or former, stockholders, directors, officers, employees, agents or representatives or any affiliates, directors, officers or employees of any of the foregoing, provided that the Consultant may provide critical assessments of the Company to the Company during the Appointment.

11.4
The Consultant shall not at any time during or after the termination of the Appointment make or cause to be made any untrue or misleading statement in relation to the Company or the Group nor, in particular, after the termination of the Appointment represent himself as being connected with the Group.

11.5	For the Restricted Period the Consultant shall not directly or indirectly, without the prior written consent of the Board:

(i)
engage in any activity or business, or establish any new business, in any location that is involved with the voyage chartering or time chartering of crude oil tankers, including assisting any person in any way to do, or attempt to do, any of the foregoing;

(ii)
(A) solicit any person that is a customer or client (or prospective customer or client) of the Company or any Group Company to purchase any goods or services of the type sold by the Company or any Group Company from any person other than the Company or any Group Company or to reduce or refrain from doing (or otherwise change the terms or conditions of) any business with the Company or any Group Company, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or any Group Company and their respective employees, customers, clients, vendors or suppliers (or any person that the Company or any Group Company have approached or have made significant plans to approach as a prospective employee, customer, client, vendor or supplier) or any governmental authority or any agent or representative thereof or (C) assist any person in any way to do, or attempt to do, any of the foregoing; or

(iii)	form, or acquire a two (2%) percent or greater equity ownership, voting or profit participation interest in, any Competitor.

11.6
The Consultant agrees that any breach by him of any of the provisions of Clauses 6, 7 and/or this Clause 11 shall cause irreparable harm to the Company that could not be adequately compensated by monetary damages and that, in the event of such a breach, the Consultant shall waive the defence in any action for injunctive relief that a remedy at law would be adequate, and the Company shall be entitled to (a) enforce the terms and provisions of Clauses 6, 7 and/or this Clause 11 without the necessity of proving actual damages or posting any bond or providing prior notice and (b) cease making any payments or providing any benefit otherwise required by this Agreement (including payments under Clause 15), in each case in addition to any other remedy to which the Company may be entitled at law or in equity.  Without limiting the generality of the foregoing, in any proceeding in which the Company seeks enforcement of this Agreement or seeks relief from the Consultant’s violation of this Agreement and the Company prevails in such proceeding, the Company shall be entitled to recover from the Consultant all litigation costs and attorneys’ fees and expenses incurred by the Company in any suit, action or proceeding arising out of or relating to this Agreement.

11.7
The Consultant represents and warrants to the Company that the execution and delivery of this Agreement by the Consultant and the performance by the Consultant of the Services hereunder shall not constitute a breach of, or otherwise contravene, or conflict with the terms of any contract, agreement, arrangement, policy or understanding to which the Consultant is a party or otherwise bound.

11.8
Following the termination of the Appointment, the Consultant shall provide reasonable assistance to and cooperation with the Company in connection with any suit, action or proceeding (or any appeal therefrom) relating to acts or omissions that occurred during the Appointment.  The Company shall reimburse the Consultant for any reasonable expenses incurred by the Consultant in connection with the provision of such assistance and cooperation.

12	LIABILITY AND INDEMNITY

12.1
The Consultant shall keep the Company indemnified and held harmless from and against all actions, proceedings, costs, expenses, loss and damage whatsoever arising out of or in connection with the performance of the Services by the Consultant or any breach of this Agreement.

12.2	The Company or any Group Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from any payments due to the Consultant.

12.3	The Consultant shall pay all tax and/or social security contributions on a self-employed basis.

12.4	The Consultant shall fully co-operate with the Company or any Group Company on all tax compliance issues.

12.5
In the event that the Company or any Group Company is required to pay any income tax and/or social security contributions in respect of the Consultant to any relevant taxing authority in any relevant jurisdiction, the Consultant shall, at the written request of the Company or any Group Company, immediately pay to the Company or any Group Company an amount equal to the said income tax and/or social security contributions and/or give credit for any income tax already paid by the Consultant.  However, it is agreed that no payment of any such income tax and/or social security contributions shall be made to such taxing authority without particulars of the proposed payment being given to the Consultant as soon as reasonably practicable, and the Consultant being given a reasonable opportunity at his own expense, to dispute any such payment.

13	AUTHORITY

13.1	The Consultant shall not hold himself out as having power to nor shall he purport to bind the Company in any way whatsoever.

14	TERMINATION

14.1	Either party may terminate this Agreement forthwith by sending a written notice to the other if:

(a)
that other commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy such breach is not remedied within 14 days of that other party being specifically required to do so; or

(b)	that other ceases to pay its debts or becomes unable to pay its debts within the meaning of Section 123 of Part II of the Insolvency Act 1985;

(c)	that other disposes of the whole or any substantial part of its undertaking or assets; or

(d)	that other ceases or threatens to cease to carry on all or any substantial part of its business.

14.2	The Company may terminate this Agreement forthwith by sending a written notice to the Consultant if the Consultant shall be guilty of Cause.

15	EFFECT OF TERMINATION

15.1	Any termination of this Agreement shall be without prejudice to any rights or liabilities of the parties which have accrued on or before the date of termination.

15.2
(i) If the Company terminates this Agreement for any reason other than (a) Cause or (b) the Consultant’s death or Disability; or (ii) upon expiry of the term of this Agreement in accordance with Clause 3 (save where the Consultant is at the relevant time guilty of Cause), then in addition to any right of the Consultant to notice pursuant to Clause 3: (A) the Company shall pay to the Consultant within 14 days of the date of termination of the Appointment a lump sum equal to US $900,000 less the fees paid to the Consultant under this Agreement; (B) Holdings shall grant or transfer to the Consultant 50,000 shares of its common stock for nil consideration; and (C) all outstanding equity-based compensation granted to the Consultant during his previous employment with the Company shall vest and become exercisable on the effective date of the termination of the Appointment, subject to the other terms and conditions of such grants, provided that the Company shall not be obligated to make any payment under this Clause 15.2, and the Consultant shall not be entitled to any such acceleration, until such time as the Consultant has provided an irrevocable waiver and general release of claims (other than the Consultant’s rights under this Clause 15.2), in favour of the Company and each Group Company, and their respective directors, officers, employees, agents and representatives in the form attached as Schedule B hereto; provided, further, that the Company shall be entitled to cease making, and the Consultant shall forfeit any entitlement to receive, such payments in the event that the Consultant breaches any of his obligations under Clauses 6 and/or 11.

15.3
This Agreement shall terminate immediately upon the Consultant’s death or Disability with no requirement for notice in accordance with Clause 3.  In the event the Appointment employment terminates due to the Consultant’s death or Disability, then: (A) the Company shall pay to the Consultant (or, in the event of termination by reason of the Consultant’s death, to his personal representatives) within 14 days of the date of termination of the Appointment a lump sum equal to US $900,000 less the fees paid to the Consultant under this Agreement; and (B) Holdings shall grant or transfer to the Consultant (or, in the event of termination by reason of the Consultant’s death, to his personal representatives) 50,000 shares of its common stock for nil consideration.

15.4	Termination of this Agreement shall not affect the continuing enforceability of Clauses 6, and/or 11.

16	NOTICES

16.1	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed fully given:

(a)
if left at or sent by (i) first class post or airmail or (ii) facsimile transmission or other means of telecommunication in permanent writing form to the address shown on the face hereof or other such address and/or number as either party may by notice to the other expressly substitute therefor; and

(b)	when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

16.2
In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and despatched or, as the case may be, electronically acknowledged.

17	ANCILLARY PROVISIONS

17.1
Assignment.  Neither party shall assign, encumber or dispose of any of its rights and obligations under this Agreement without the prior written consent of the other party which shall not be unreasonably withheld.

17.2
Severability.  If any part of this Agreement is found by a court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

17.3
Waiver.  No delay or failure by either party to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them.  The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

17.4	Entire Agreement.

(a)
This Agreement supersedes any agreements made or existing between the parties before or simultaneously with this Agreement (all of which shall be deemed to have been terminated by mutual consent with effect from the date of this Agreement) and constitutes the entire understanding between the parties in relation to the subject matter of this Agreement.

(b)	Except as otherwise permitted by this Agreement, no change to its terms shall be effective unless it is in writing and signed by or on behalf of both parties.

18	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and interpreted in accordance with English law and the parties hereby submit to the jurisdiction of the courts of England and Wales.

SIGNED by
for and on behalf of DHT Maritime, Inc.

Date

SIGNED by
for and on behalf of DHT Holdings, Inc.

Date

SIGNED by the Consultant

Date

SCHEDULE A

SERVICES

The Consultant shall provide the following services to the Company:

1	Act as the Company’s co-ordinator on the Moonbeam project, reporting to the chairman of the Board.

2	Working with the Company’s chief executive officer on outstanding corporate restructuring issues.

3	Together with the Company’s chief executive officer, conducting technical supervision of the Group’s vessels.

4	Such other projects as may be requested by the Company’s chief executive officer and agreed with the Consultant from time to time.

SCHEDULE B

WAIVER OF CLAIMS

Date [●] 2010

DHT MARITIME, INC.

DHT HOLDINGS, INC.

- and -

OLE JACOB DIESEN

_____________________________________________

WAIVER OF CLAIMS
_____________________________________________

INDEX

Clause	Page

1	DEFINITIONS AND INTERPRETATION	13

2	TERMINATION DATE	14

3	AMOUNT OF COMPENSATION	14

4	DATE OF PAYMENT	14

5	SETTLEMENT	14

6	INDEMNITY	14

7	CONTINUATION IN FORCE OF CONSULTANCY AGREEMENT	15

8	RESIGNATION OF DIRECTORSHIPS	15

9	CONFIDENTIALITY	15

10	EQUITABLE RELIEF	15

11	WARRANTY	16

12	BAR TO FURTHER PROCEEDINGS	16

13	THIRD PARTY RIGHTS	16

14	GOVERNING LAW	16

SCHEDULE A FORM OF LETTER OF RESIGNATION	18

Waiver of Claims

THIS AGREEMENT is made on [●] 2010

BY AND AMONG:

(1)	DHT Maritime, Inc. of 26 New Street, St. Helier, Jersey, JE23RA, Channel Islands (“Maritime”);

(2)	DHT Holdings, Inc. of 26 New Street, St. Helier, Jersey, JE23RA, Channel Islands (“Holdings” and, together with Maritime, the “Company”); and

(3)	Ole Jacob Diesen of Krags vei 10, 0783 Oslo, Norway (the “Consultant”)

PRELIMINARY:

(A)
The Consultant was employed by the Company under the terms of an employment agreement effective as of 16 April 2008, which terminated on 31 March 2010 by mutual agreement, and the Consultant was subsequently engaged by the Company as a consultant under the terms of a consultancy agreement dated [date] (the “Consultancy Agreement”).

(B)
The Consultant’s engagement under the Consultancy Agreement is to terminate on [date] (the “Termination Date”) and the parties wish to enter into a waiver of claims in respect of the Consultant’s employment and subsequent engagement as a consultant with the Company and the terminations thereof.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise expressly requires, the following expressions shall have the following meanings:

“Agreement” means this Agreement;

“Board” means the board of directors of each of Maritime and Holdings or any duly authorised committee thereof;

“Group” means the Group Companies collectively;

“Group Company” means the Company, any subsidiary of the Company, the holding company of the Company and any subsidiary of such holding company; and

“holding company” and “subsidiary” shall have the respective meanings ascribed to such expressions by section 1159 of the Companies Act 2006.

1.2	References in this Agreement to clauses and the schedules are, unless otherwise stated, to clauses of and schedules to this Agreement.

1.3	The headings in this Agreement are for convenience only and are not to be used as an aid to construction of this Agreement.

1.4	Reference to provisions of statutes, rules or regulations shall be deemed to include references to such provisions as amended, modified or re-enacted from time to time.

2	TERMINATION DATE

2.1
The Consultant agrees that his engagement as a consultant with the Company shall terminate on the Termination Date and the Consultant has received all sums due to him up to and including the Termination Date.

3	AMOUNT OF COMPENSATION

3.1
The Company shall, in accordance with the provisions of Clause 16.2 of the Consultancy Agreement, and subject to and conditional upon the conditions set out in Clauses 5 to 11, pay the Consultant or otherwise compensate him as follows:

(a)	the Company shall pay the Consultant the sum of US$[●] (the “Lump Sum”); and

(b)	Holdings shall grant or transfer into the Consultant’s ownership 50,000 shares of its common stock for nil consideration; and

(c)
the Company shall procure that all outstanding equity-based compensation granted to the Consultant during his previous employment with the Company shall vest and become exercisable from the Termination Date, subject to the other terms and conditions of such grants.

4	DATE OF PAYMENT

4.1	The Lump Sum will be paid to the Consultant within fourteen days of the Termination Date or the date hereof, whichever is the later.

4.2
The shares of common stock in Holdings referred to in Clause 3.1(b) shall be granted or transferred into the Consultant’s ownership within fourteen days of the Termination Date or the date hereof, whichever is the later.

4.3	The payments and arrangements set out in Clauses 3 and 4 shall be referred to as the “Compensation Package”.

5	SETTLEMENT

5.1
The Compensation Package shall be paid in full and final settlement of all and any claims which the Consultant has or may have against the Company or any other Group Company arising out of his employment with the Company or its termination and/or out of his consultancy with the Company or its termination, whether contractual or statutory in whatsoever jurisdiction and the Consultant agrees, without prejudice to the foregoing, that the Compensation Package shall be offset against any award arising from any such claim.  Statutory claims shall include but not be limited to any claim under any statutory protection in any jurisdiction afforded to the Consultant by virtue of his employment and/or consultancy with the Company or the termination(s) thereof.

6	INDEMNITY

6.1
The parties agree to use their best endeavours to ensure that the Compensation Package is not delivered in a manner which might be anticipated to cause adverse tax consequences for either the Company or the Consultant.

6.2
In the event that the Company or any Group Company is required to pay any income tax and/or social security contributions in respect of the Compensation Package to any relevant taxing authority in any relevant jurisdiction, the Consultant shall, at the written request of the Company or any Group Company, immediately pay to the Company or any Group Company an amount equal to the said income tax and/or social security contributions and/or give credit for any income tax already paid by the Consultant.  However, it is agreed that no payment of any such income tax and/or social security contributions shall be made to such taxing authority without particulars of the proposed payment being given to the Consultant as soon as reasonably practicable, and the Consultant being given a reasonable opportunity at his own expense, to dispute any such payment.

6.3
The Consultant hereby authorises any Group Company to deduct from any monies payable by such Group Company to him or to a company owned by him any sums owed by him pursuant to this Agreement to that or any other Group Company.

7	CONTINUATION IN FORCE OF CONSULTANCY AGREEMENT

7.1
Notwithstanding the termination of his engagement as a consultant of the Company, it is affirmed by the Consultant that Clauses 6 and 11 of the Consultancy Agreement shall continue in full force and effect for the period or periods specified therein, and that he shall comply with the provisions of those Clauses for the period or periods specified therein.

7.2
Without prejudice to the provisions of Clause 7.1 above, the Consultant shall, on the Termination Date, comply with the provisions of Clauses 6.2 and 6.3 of the Consultancy Agreement regarding the return of Company property.

8	RESIGNATION OF DIRECTORSHIPS

8.1
The Consultant shall not later than the Termination Date resign from any offices held by him in any company in the Group together with any other offices or memberships held by him by virtue of his employment or consultancy with the Company.  In each case his letter of resignation shall be in the form of Schedule A.  Should the Consultant fail to resign within seven days of being so requested, the Company’s chief financial officer is irrevocably appointed as his attorney to sign on his behalf any document or do any thing necessary or requisite to give effect thereto.

9	CONFIDENTIALITY

9.1
The Consultant agrees to keep the terms of this waiver of claims strictly confidential and agrees not to disclose these terms to any third party.  The Consultant agrees that he will not disclose any information regarding the terms of this waiver of claims nor give any interview or make any statement to any person, television company, radio station, newspaper, magazine or other media organisation save and except as required by law and save and except that he will be permitted to disclose this information to his spouse and to professional advisers confidence.

10	EQUITABLE RELIEF

10.1
The Consultant agrees that any breach by him of any of the provisions of Clauses 6 and/or 11 of the Consultancy Agreement, and/or Clauses 5 and/or 7 to 9 of this Agreement shall cause irreparable harm to the Company that could not be adequately compensated by monetary damages and that, in the event of such a breach, the Consultant shall waive the defence in any action for injunctive relief that a remedy at law would be adequate, and the Company shall be entitled to (a) enforce the terms and provisions of Clauses 6 and/or 11 of the Consultancy Agreement, and/or Clauses 5 and/or 7 to 9 of this Agreement without the necessity of proving actual damages or posting any bond or providing prior notice and (b) cease making any payments or providing any benefit otherwise required by this Agreement, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.  Without limiting the generality of the foregoing, in any proceeding in which the Company seeks enforcement of this Agreement or seeks relief from the Consultant’s violation of this Agreement and the Company prevails in such proceeding, the Company shall be entitled to recover from the Consultant all litigation costs and attorneys’ fees and expenses incurred by the Company in any suit, action or proceeding arising out of or relating to this Agreement.

11	WARRANTY

11.1	The Consultant warrants that:

(a)	he has voluntarily entered into this Agreement and without any duress from the Company;

(b)	other than as set out in this Agreement the Company has not made any promises, representations or inducements to him to enter in to this Agreement;

(c)	he has had full opportunity to consult his legal advisers concerning the nature, effect and extent of this Agreement; and

(d)	he is aware that the Company is relying on this warranty in executing this Agreement.

12	BAR TO FURTHER PROCEEDINGS

12.1
The Company and the Group are at liberty to plead this Agreement in any court of law, tribunal or in any other proceedings arising out of or touching on or concerning the matters referred to or contained in this Agreement as a bar to such proceedings.

13	THIRD PARTY RIGHTS

13.1
The Company executes this Agreement as the agent and trustee for the Group and holds the rights of each member of the Group on trust.  This Agreement may be enforced by any Group Company subject to and in accordance with the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999.  Nothing in this Agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999.

14	GOVERNING LAW

14.1	This Agreement shall be governed by and interpreted in accordance with English law and the parties hereby submit to the jurisdiction of the courts of England and Wales.

Signed
for and on behalf of DHT Maritime, Inc.

Signed
for and on behalf of DHT Maritime, Inc.

This Agreement has been executed by the Consultant as a Deed and has, on the date stated at the beginning of this Deed, been delivered as a Deed.

SIGNED AS A DEED	)
on the date hereof	)
by the Consultant	)
in the presence of:	)

SCHEDULE A

FORM OF LETTER OF RESIGNATION

 [Date]

To:	The Directors
[●] (the “Company”)

From:	[●]

Dear Sirs

I hereby confirm my resignation from my directorship of the Company.  I confirm that I have no claims for compensation in connection with such resignation.

Yours faithfully